Exhibit 3.1
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ANCESTRY.COM LLC
This Fourth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Ancestry.com LLC (the “Company”), dated as of May 23, 2016, is entered into by Ancestry.com Holdings LLC, a Delaware limited liability company (the “Member”).
WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on December 7, 2012;
WHEREAS, the Ancelux 2 S.à r.l., a société à responsabilité limitée organized and then existing under the laws of Grand Duchy of Luxembourg (“Luxco 2”), entered into that certain Limited Liability Company Agreement, dated as of December 12, 2012 (the “Original LLC Agreement”), in order to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of Luxco 2;
WHEREAS, on March 19, 2013, the Company changed its name from “Anvil US 1 LLC” to “Ancestry.com LLC” by filing a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware;
WHEREAS, Luxco 2 entered into that certain Amended and Restated Limited Liability Company Agreement, dated as of May 10, 2013 (the “Amended LLC Agreement”);
WHEREAS, Luxco 2 entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of June 12, 2013 (the “Second Amended LLC Agreement”);
WHEREAS, Luxco 2 contributed to the Member all of the outstanding membership interests of the Company (the “Contribution”);
WHEREAS, the Member entered into that certain Third Amended and Restated Limited Liability Company Agreement, dated as of September 13, 2013 (the “Third Amended LLC Agreement”); and
WHEREAS, the Member wishes to amend and restate the Third Amended and Restated Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following terms shall be defined as follows:
“Affiliates” means, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, and “Affiliated” shall have a meaning correlative to the foregoing. Notwithstanding the foregoing, solely for purposes of this Agreement, the Manager, Topco, the Member and their respective Subsidiaries shall not be considered Affiliates of any of the Investors (other than the MIV Investor).
“Ancestry LLC” means each of Ancestry.com Holdings LLC and Ancestry.com LLC, together with their respective successors.
“Ancestry Entity” means each of Ancestry.com Holdings LLC, Ancestry.com LLC, Ancestry US Holdings Inc. and Ancestry.com Inc., together with their respective successors.

“Change of Control” means (i) any issuance or Transfer of any securities of the Manager or Topco that results in the GIC Investors, the Permira Investors and the Spectrum Investors, in each case as defined in clause (i) of the definition thereof, no longer having sole record and beneficial ownership of (x) a majority of the economic interests in each of the Manager and Topco (provided that, notwithstanding the foregoing, the issuance of any interests or securities in Topco upon the exercise, vesting, grant or settlement of Applicable Compensatory Equity (and the subsequent Transfer of such interests or securities) shall not trigger a Change of Control pursuant to this clause (i)(x)) or (y) a majority of the voting power in the Manager and Topco (it being agreed that, for the avoidance of doubt, any interests or securities of Topco owned by the MIV Investor are non-voting), (ii) the Transfer by the Manager of any Unlimited Shares owned by the Manager, (iii) a sale of all or substantially all of Topco’s or the Ancestry Entities’ assets (in each case on a consolidated basis) (other than, solely for purposes of this clause (iii), any transaction solely between the Manager, Topco and/or its wholly-owned Subsidiaries, on the one hand, and the Manager, Topco and/or its wholly-owned Subsidiaries, on the other hand), (iv) Topco no longer, directly or indirectly, beneficially and of record, owning 100% of (x) the voting power or (y) the economic interests of the Ancestry Entities (subject, in each case, to director qualifying share ownership, if applicable (i.e., failing either clause (x) or clause (y) would constitute a Change of Control)), or (v) the GIC Investors, the Permira Investors and the Spectrum Investors, in each case as defined in clause (i) of the definition thereof, collectively no longer having the right to nominate a majority of the board (or similar governing body) of the Manager and each of the Ancestry LLCs. For purposes of this definition, the term “Applicable Compensatory Equity” means options, restricted stock, restricted stock units or other similar compensatory equity or equity-based awards in each case that are either (A) issued and outstanding as of May 23, 2016, (B) available for issuance under the Ancelux Topco S.C.A. Equity Incentive Plan (as amended and restated effective September 10, 2015) or (C) issued pursuant to a compensatory or benefit plan (or an amendment to an existing compensatory or benefit plan), in either case under this clause (C), that was approved unanimously by the entire board (or similar governing body) of the Manager.
“Closing” has the meaning set forth in the Purchase Agreement.
“Consolidated EBITDA” means with respect to Topco and its Subsidiaries (on a consolidated basis), for a given period: (i) net income; plus (ii) interest expense; plus (iii) taxes; plus (iv) depreciation and amortization; plus (v) non-recurring expenses; minus (vi) non-recurring gains, in each case for such period and derived from Topco’s financial statements prepared in good faith by the Manager in accordance with U.S. GAAP.

“Control” means (x) with respect to a Person (other than an individual) (i) direct or indirect ownership of more than 50% of the voting securities of such Person, and (ii) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (y) with respect to any private equity or other investment fund or vehicle, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).
“Executive Leadership Team” means the chief executive officer, the president, the chief financial officer, the chief operating officer, or any officer with substantially equivalent responsibilities, of (w) the Manager, (x) Topco, (y) any Ancestry Entity, or (z) any other Group Company or operating division or segment of the Group, in each case of this clause (z) that accounts for 10% or more of the consolidated revenue of the Group for the prior fiscal year.
“Existing Debt Instruments” means (i) that certain Credit and Guaranty Agreement, dated as of August 28, 2015, by and among Ancestry.com LLC, Ancestry US Holdings Inc., Ancestry.com Inc., the Subsidiary Guarantors parties thereto, the several lenders parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, (ii) the 9.625%/10.375% Senior Notes due 2018 issued by Ancestry.com Holdings LLC pursuant to that certain Indenture, dated as of September 17, 2013, by and between Ancestry.com Holdings LLC and Wells Fargo Bank, National Association, as trustee, and (iii) the 11.00% Senior Notes due 2020 issued by Ancestry.com Inc. pursuant to that certain Indenture, dated as of December 28, 2012, by and among Ancestry.com Inc., Ancestry.com LLC and Wells Fargo Bank, National Association, as trustee.
“GIC Investors” means (i) Jasmine Ventures Pte. Ltd., a Singapore private limited company, and its permitted transferees who own Manager Shares and (ii) following the Transfer of Manager Shares by the GIC Investors to a permitted assignee, such permitted assignee and its permitted transferees who own Manager Shares.
“GIC Investors Related Party” means each GIC Investor and its Affiliates, any member of the Operating Committee that is a partner, member or employee of any GIC Investor or its Affiliates, any Affiliate or immediate family member of the foregoing and/or any Person which any of the foregoing Controls, is Controlled by or is under common Control with; provided, that no Group Company shall be considered a “GIC Investors Related Party” regardless of the number of securities of such Group Company that are beneficially owned by a GIC Investor or its Affiliates.

“Governance Documents” means, with respect to any Person, the articles and/or memorandum of association, certificate of incorporation, certificate of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, certificate of formation, certificate of limited partnership and/or other organizational or governing documents of such Person.
“Group” means each of the Manager, Topco, and each direct and indirect Subsidiary of the foregoing.
“Group Company” means any member of the Group.
“Indebtedness” means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, and purchase price adjustment payments and non-competition payments in connection with merger and acquisition transactions; (iii) obligations evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iv) obligations under any interest rate, currency or other hedging agreement; (v) reimbursement obligations under any performance bond or letter of credit to the extent drawn; (vi) indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vii) capital lease obligations; (viii) any “keep well” or other agreement to maintain the financial condition (or make capital contributions to) any Person other than a Group Company; and (ix) all obligations of the type referred to in clauses (i) through (viii) that is either guaranteed by or secured by any lien on any property or asset of Topco or any of its Subsidiaries; provided that “Indebtedness” shall not include (a) trade payables and endorsements of checks and other instruments in the ordinary course of business and (b) interest expense accrued but unpaid on or relating to any such indebtedness excluded by clause (a).
“Indemnification Agreements” means those certain indemnification agreements by and among one or more Group Companies and each person who is nominated by the SLP Investors, the GIC Investors or the Spectrum Investors to serve on the board of directors (or similar governing body) of a Group Company.
“Investor” means each of the SLP Investors, the GIC Investors, the Permira Investors, the Spectrum Investors and each other Person who owns Manager Shares.
“IPO” means the consummation of an initial firm commitment underwritten offering (or series of related offerings) of equity securities of Topco or the IPO Corporation, as the case may be, to the public pursuant to an effective registration statement (or statements) under the Securities Act after which there is an active trading market in such securities.
“IPO Corporation” means any entity or other suitable vehicle that will be set up or created for the express purpose of an initial offering of the securities of such entity or vehicle for sale to the public in an IPO.
“Manager” means Ancelux S.A., a public limited liability company (a société anonyme), organized and existing under the laws of Grand Duchy of Luxembourg.
“Manager Shareholders Agreement” means that certain Shareholders Agreement, dated as of May 23, 2016, by and among the Manager and its shareholders, as amended, restated, supplemented or otherwise modified from time to time.
“Manager Shares” means the shares of the Manager, as more fully described in the Governance Documents of the Manager.
“MIV Investor” means Anvil MIV LLC, a Delaware limited liability company.
“Monitoring Fee Agreement” means that certain Monitoring Fee Agreement, dated as of May 23, 2016, by and among Ancestry.com Inc., a Delaware corporation and wholly-owned Subsidiary of the Company, Beamer Investment Inc. and Silver Lake Management Company IV, L.L.C., as amended, restated, supplemented or otherwise modified from time to time.
“Other Principal Investors” means each of the Spectrum Investors and the Permira Investors.
“Other Principal Investors Related Party” means, with respect to each Other Principal Investor, such Other Principal Investor and its Affiliates, any member of the Operating Committee that is a partner, member or employee of such Other Principal Investor or its Affiliates, any Affiliate or immediate family member of the foregoing and/or any Person which any of the foregoing Controls, is Controlled by or is under common Control with; provided, that no Group Company shall be considered an “Other Principal Investors Related Party” regardless of the number of securities of such Group Company that are beneficially owned by such Other Principal Investor or its Affiliates.

“Ownership Threshold” shall mean (w) with respect to the GIC Investors, 50% of the number of Manager Shares owned by the GIC Investors immediately following the Closing, (x) with respect to the Permira Investors, 50% of the number of Manager Shares owned by the Permira Investors immediately following the Closing, (y) with respect to the SLP Investors, 50% of the number of Manager Shares owned by the SLP Investors immediately following the Closing and (z) with respect to the Spectrum Investors, 50% of the number of Manager Shares owned by the Spectrum Investors immediately following the Closing.
“Permira Investors” means (i) Anvilux 1 S.á r.l., a societe á responsabilite limitee organized and existing under the laws of Grand Duchy of Luxembourg, having its registered office at 282, route de Longwy, L-1940 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 172.397 (“Anvilux 1”) and Anvilux 2 S.á r.l., a societe á responsabilite limitee organized and existing under the laws of Grand Duchy of Luxembourg, having its registered office at 282, route de Longwy, L-1940 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 172.429 (“Anvilux 2”), as their names or registered office may change from time to time, and their respective permitted transferees who own Manager Shares and (ii) following the Transfer of Manager Shares by the Permira Investors to a permitted assignee, such permitted assignee and its permitted transferees who own Manager Shares.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, cooperative or association or other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.
“Purchase Agreement” means that Master Transaction and Share Purchase Agreement, dated as of March 31, 2016, by and among Keystone Investment Pte. Ltd., SLP Hero Holdings S.à r.l., Spectrum ANC Investor, L.P., the parties identified on Schedule I thereto as a Seller (as defined therein), the Sellers’ Representative (as defined therein), Topco, the Manager and the MIV Investor.
“Qualified IPO” means an IPO in which immediately after giving effect to the issuance of shares of common stock in the IPO, (x) at least 20% of the outstanding shares of common stock of the IPO Corporation are or have been sold to the public and (y) such common stock is listed on the New York Stock Exchange or the Nasdaq Stock Market.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 23, 2016, by and among the Manager, Topco and the shareholders of Topco, as amended, restated, supplemented or otherwise modified from time to time.
“Related Party Transaction” means any agreement, contract or transaction between the Manager, Topco, any Ancestry Entity or any other Subsidiary of Topco that conducts an operating business, on the one hand, and any GIC Investors Related Party, any SLP Investors Related Party and/or any Other Principal Investors Related Party, on the other hand, other than (i) any agreement, contract or transaction on arm’s-length terms entered into in the ordinary course with portfolio companies of any SLP Investor and its Affiliates, any GIC Investor and its Affiliates or any Other Principal Investor and its Affiliates that are not inconsistent with the terms expressly set forth herein, (ii) issuances of equity interests or debt securities or loans by the Manager, Topco or any Subsidiary of Topco in compliance with the preemptive rights provisions of the Topco Shareholders Agreement, (iii) indemnification, advancement of expenses and exculpation of liability made pursuant to the Manager Shareholders Agreement, the Topco Shareholders Agreement, the Governance Documents of the Manager, Topco or any Subsidiary of Topco, any Indemnification Agreement or the Registration Rights Agreement, (iv) transactions where the interest of any SLP Investors Related Party, any GIC Investors Related Party or any Other Principal Investors Related Party arises solely from its status as an equityholder of the Manager or Topco and all equityholders of the Manager or Topco, as applicable, are treated the same on a pro rata basis in accordance with their respective ownership stake or otherwise in accordance with the terms of the Manager Shareholders Agreement, the Topco Shareholders Agreement, the Governance Documents of the Manager or Topco or the Registration Rights Agreement, as applicable, (v) payment or reimbursement of fees, expenses and other amounts pursuant to, and other transactions arising under, the Monitoring Fee Agreement, (vi) any acquisition, holding or ownership of debt securities issued by Topco or any Subsidiary of Topco that is not inconsistent with the terms expressly set forth in the Manager Shareholders Agreement, including, without limitation, any agreement, contract or transaction involving such debt securities, or (vii) any redemption or repurchase of Beneficiary Certificates (as defined in the amended and restated articles of association of the Manager) by the Manager.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“SLP Investors” means (i) SLP Hero Holdings S.à r.l. and its permitted transferees who own Manager Shares and (ii) following the Transfer of Manager Shares by the SLP Investors to a permitted assignee, such permitted assignee and its permitted transferees who own Manager Shares.

“SLP Investors Related Party” means each SLP Investor and its Affiliates, any member of the Operating Committee that is a partner, member or employee of each SLP Investor or its Affiliates, any Affiliate or immediate family member of the foregoing and/or any Person which any of the foregoing Controls, is Controlled by or is under common Control with; provided, that no Group Company shall be considered a “SLP Investors Related Party” regardless of the number of securities of such Group Company that are beneficially owned by a SLP Investor or its Affiliates.
“Spectrum Investors” means (i) Spectrum ANC Investor, L.P. and its permitted transferees who own Manager Shares and (ii) following the Transfer of Manager Shares by the Spectrum Investors to a permitted assignee, such permitted assignee and its permitted transferees who own Manager Shares.
“Sponsor Investors” means each of the SLP Investors, the GIC Investors, the Spectrum Investors and the Permira Investors.
“Subsidiary” means a Person that is Controlled directly or indirectly by another Person.
“Topco” means Ancelux Topco S.C.A., a société en commandite par actions organized and existing under the laws of Grand Duchy of Luxembourg.
“Topco Shareholders Agreement” means that certain Shareholders Agreement, dated as of May 23, 2016, by and among Topco, the Manager and the shareholders of Topco, as amended, restated, supplemented or otherwise modified from time to time.
“Topco Shares” shall mean, collectively, the Ordinary Shares and the Class A Shares of Topco, in each case as defined in the Topco Shareholders Agreement.
“Transfer” or “Transferred” means a transfer, sale, assignment, pledge, hypothecation or other disposition by a Person of a legal, economic or beneficial interest in another Person, whether directly or indirectly, including pursuant to the creation of a derivative security, the grant of an option or other right, by operation of law or by any disposition of an interest in any parent holding company of such Person (but excluding any Transfer of a partnership interest in a private equity or similar investment fund), but shall exclude repurchase of Topco equity interests by Topco in accordance with the repurchase provisions provided for in the Governance Documents of Topco.
“Unlimited Shares” means the unlimited shares of Topco issued to the Manager, as more fully described in the Governance Documents of Topco.
ARTICLE 2
GENERAL PROVISIONS
2.1    Name. The name of the Company is Ancestry.com LLC.
2.2    Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.
2.3    Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
2.4    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
ARTICLE 3
MANAGEMENT OF THE COMPANY
3.1    Management by the Member. The management of the Company is vested to the Member. Except as otherwise provided in this Agreement, the Member shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company. Under its sole discretion the Member shall have full power and authority to delegate any of its powers and authorities under this Agreement and to revoke any such delegation at any time.

3.2    Delegation of Management to Operating Committee. Except as otherwise provided in this Agreement, the Member has the right by not the obligation to delegate the power and authority to manage and direct the business and affairs of the Company to an operating committee (the “Operating Committee”). Subject to the policies and limitations established by the Member, the Operating Committee shall hereby have all authority, power and discretion to act on behalf of the Company in all matters respecting the Company and its operations, business and properties, to manage and control the business, affairs and properties (including the disposition of all or part thereof) of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. Without limiting the generality of the above, the Operating Committee shall have full power and authority to assume and exercise all rights, powers and responsibilities granted to managers and directors by the Delaware Act and hereby delegated by the Member. In connection with the foregoing, the Operating Committee is hereby authorized and empowered to act through its officers and employees and other persons designated by the Operating Committee in carrying out any or all of its powers and authorities under this Agreement, and to delegate any or all of the powers and authorities that the Operating Committee possesses under this Agreement to any officer, employee or agent of the Company or the Operating Committee and to any other person designated by the Operating Committee. The Member keeps control over the decisions and actions undertaken by the Operating Committee and may in its sole discretion from time-to-time set the limits of or revoke the authority of the Operating Committee and the respective officers, employees or agents to the extent it considers necessary for the purposes of managing the Company.
3.3    Operating Committee Composition.
(a)From the date hereof until the consummation of a Qualified IPO, for so long as the Member delegates its power and authority to manage and direct the business and affairs of the Company to the Operating Committee, the Operating Committee shall be comprised of nine (9) members appointed in accordance with Section 3.3(c); provided, that if any of the SLP Investors, the GIC Investors or the Spectrum Investors lose their respective rights to appoint a member of the Operating Committee pursuant to Section 3.3(c), the size of the Operating Committee shall be automatically reduced accordingly without the taking of any further action.
(b)Any member of the Operating Committee may be removed with or without cause by the Sponsor Investor that appointed such member. With respect to any vacancies on the Operating Committee, a replacement may be appointed by a Sponsor Investor in accordance with Section 3.3(c).
(c)Operating Committee Appointees.
(1)The GIC Investors shall have the right to appoint to the Operating Committee (i) four members for so long as the GIC Investors beneficially own 75% or more of the total number of Manager Shares owned by the GIC Investors immediately following the Closing; (ii) three members for so long as the GIC Investors beneficially own 50% or more but less than 75% of the total number of Manager Shares owned by the GIC Investors immediately following the Closing; (iii) two members for so long as the GIC Investors beneficially own 25% or more but less than 50% of the total number of Manager Shares owned by the GIC Investors immediately following the Closing; and (iv) one member from and after the time the GIC Investors beneficially own less than 25% of the total number of Manager Shares owned by the GIC Investors immediately following the Closing (each appointed member, a “GIC Director”); provided, that in the event the GIC Investors have the right to appoint only one member pursuant to clause (iv) and the GIC Investors do not appoint the then-current Chief Executive Officer of Ancestry.com LLC (the “CEO”) as a GIC Director, then the GIC Investors shall not be entitled to appoint any person as a member of the Operating Committee.

(2)The SLP Investors shall have the right to appoint to the Operating Committee (i) four members for so long as the SLP Investors beneficially own 75% or more of the total number of Manager Shares owned by the SLP Investors immediately following the Closing; (ii) three members for so long as the SLP Investors beneficially own 50% or more but less than 75% of the total number of Manager Shares owned by the SLP Investors immediately following the Closing; (iii) two members for so long as the SLP Investors beneficially own 25% or more but less than 50% of the total number of Manager Shares owned by the SLP Investors immediately following the Closing; and (iv) one member from and after the time the SLP Investors beneficially own less than 25% of the total number of Manager Shares owned by the SLP Investors immediately following the Closing (each appointed member, a “SLP Director”); provided, that in the event the SLP Investors have the right to appoint only one member pursuant to clause (iv) and the SLP Investors do not appoint the then-current Chief Financial Officer of Ancestry.com LLC (the “CFO”) or Chief Operating Officer of Ancestry.com LLC (the “COO”), then the SLP Investors shall not be entitled to appoint any person as a member of the Operating Committee. Notwithstanding anything to the contrary in this clause (2), (x) in the event that the GIC Investors appoint the CEO as one of the GIC Directors, the SLP Investors shall appoint the CFO or COO as one of the SLP Directors (such appointee, the “CFO/COO Appointee”), (y) in the event that the CEO is no longer a GIC Director, then the CFO/COO Appointee shall automatically (without requiring any further action or determination) be deemed removed from the Operating Committee and cease to be an SLP Director and (z) in the event that and for so long as the GIC Investors appoint the CEO as one of the GIC Directors and there is no person serving as the CFO or the COO, the committee seat that would otherwise be filled by the CFO/COO Appointee shall remain vacant.
(3)The Spectrum Investors shall have the right to appoint to the Operating Committee (i) one member for so long as the Spectrum Investors beneficially own 50% or more of the total number of Manager Shares owned by the Spectrum Investors immediately following the Closing; and (ii) no members from and after the time the Spectrum Investors beneficially own less than 50% of the total number of Manager Shares owned by the Spectrum Investors immediately following the Closing.
(d)Operating Committee Observer.
(1)For so long as the Permira Investors beneficially own in the aggregate a number of Manager Shares greater than or equal to their applicable Ownership Threshold, the Permira Investors shall have the right to designate (and remove) one observer (an “Observer”) to the Operating Committee (to the extent any Sponsor Investor has a nominee serving on the Operating Committee). In the event that the SLP Investors, the GIC Investors or the Spectrum Investors, as applicable, do not have a nominee serving on the Operating Committee to the extent that there is an Operating Committee, for so long as such Investors beneficially own in the aggregate a number of Manager Shares greater than or equal to their applicable Ownership Threshold as applied to the Permira Investors, such Investor shall have the right to designate (and remove) an Observer to the Operating Committee.
(2)Each designated Observer shall receive all written Operating Committee materials (including the notices, agenda, minutes, committee reports and any other documentation, including any consents in writing that are proposed to be signed by all of the members of the Operating Committee and notice of any decisions that are taken at a meeting of the Operating Committee held without complying with all or any of the convening requirements and formalities) concurrently with the delivery thereof to the Operating Committee members. An Observer shall not have the right to vote on any matter under consideration by the Operating Committee. An Observer shall be bound by the same duties of confidentiality as applied to the Operating Committee members (and any Observer will be required to execute any confidentiality undertaking as may reasonably be requested by the Operating Committee); provided, that each Observer shall be entitled to share information with its designating Sponsor Investor, subject to applicable law. Notwithstanding the foregoing, the Operating Committee, in the exercise of its reasonable discretion, shall have the right to recuse any Observer from participating in any portion of any meeting of the Operating Committee and shall have the right to restrict an Observer’s access to any such materials to the extent such participation or access could reasonably be expected to jeopardize any attorney-client privilege benefiting the Company, the Manager, Topco or any other Group Company.

3.4    Meetings of the Operating Committee.
(a)Quarterly and Regular Meetings. Unless otherwise decided by the Member, the Operating Committee shall hold quarterly meetings, and may hold additional regular meetings, at such time and place (which need not be in the State of Delaware) as the Operating Committee determines.
(b)Special Meetings. Special meetings of the Operating Committee may be called by any member of the Operating Committee.
(c)Notice of Meetings; Participation. Notice of meetings established by action of the Operating Committee shall not be required. All other meetings of the Operating Committee may be called on at least three (3) business days advance notice to each member of the Operating Committee. Such notice shall state the purpose or the business to be transacted at such meeting. Any notice of a meeting required hereunder may be waived in writing before or after the meeting. All members of the Operating Committee shall be entitled to receive required notices and agendas of upcoming Operating Committee meetings, attend all Operating Committee meetings, participate in all discussions and receive minutes from previous Operating Committee meetings.
(d)Waiver of Notice; Minutes. Attendance of a member of the Operating Committee at a meeting shall constitute a waiver of notice of such meeting, except where a member attends a meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Minutes of all meetings of the Operating Committee shall be kept and retained in the records of the Company.
(e)Quorum; Voting Requirements. A majority of the members of the Operating Committee shall be present at any meeting of the Operating Committee in order to constitute a quorum for the transaction of any business. Notwithstanding the immediately preceding sentence, (x) for so long as the Operating Committee consists of at least one GIC Director (other than the CEO), the presence of at least one GIC Director (other than the CEO) and (y) for so long as the Operating Committee consists of at least one SLP Director (other than the CFO/COO Appointee), the presence of at least one SLP Director (other than the CFO/COO Appointee), shall be required to establish a quorum; provided, that in the event a quorum is not established due to the failure of the requirements set forth clause (x) and/or clause (y) to be satisfied, such meeting shall be adjourned and subsequently reconvened upon at least three (3) business days’ advanced notice to each member of the Operating Committee setting forth in reasonable detail the specific matters to be conducted at such meeting, and the requirements set forth in clause (x) and/or clause (y) that was not previously satisfied shall not be required to be satisfied in order to establish a quorum at such subsequently reconvened meeting. Each member of the Operating Committee shall be entitled to one vote. The vote of a majority of all the members of the entire Operating Committee voting at a meeting at which a quorum is present shall be the act of the Operating Committee.
(f)Action by Written Consent. Any action permitted or required by applicable law or this Agreement to be taken at a meeting of the Operating Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the current members of the Operating Committee. Any such consent may be executed and delivered by telecopy or electronic mail in multiple counterparts. Action taken by written consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Operating Committee.
(g)Telephonic Meetings. Subject to the requirements of this Agreement for notices of meetings, members of the Operating Committee may participate in and hold a meeting of the Operating Committee, by means of a conference telephone or similar communications equipment by means of which all members of the Operating Committee participating in the meeting can hear and speak to each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a member of the Operating Committee participates in the meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.
3.5    Matters Requiring Operating Committee Approval. Prior to a Qualified IPO, the Company will not take, and will cause each of its Subsidiaries not to take, any of the following actions without the approval or consent of either the Operating Committee (to the extent there is an Operating Committee) or the board of directors of the Manager:
(a)Any increase or decrease in the size of the Operating Committee, except as otherwise provided in this Agreement;
(b)The selection of a chairman of the Operating Committee;

(c)The creation of any subcommittees of the Operating Committee, or the delegation or modification of any powers, duties or responsibilities of any such subcommittee, in each case except as otherwise provided in this Agreement;
(d)Any amendment, modification, repeal or restatement the Governance Documents of the Company;
(e)The approval of any annual budget, business plan and any related business policies of the Company and the Subsidiaries of the Company (including operating and capital plans), and any material amendments and deviations from any of the foregoing resulting from management decisions;
(f)The appointment of, or the approval of retention, termination or change (including a change in responsibilities) of any member of the Executive Leadership Team, and the approval, modification or termination of any employment agreements with any such member;
(g)(i) The approval, adoption, termination, amendment or modification of, or entry into, of any employee equity plan, other than administrative amendments or amendments required by law, and/or (ii) any grant, issuance or award of any equity interests of the Company or any of its Subsidiaries to members of the Operating Committee or members of the Executive Leadership Team other than under an approved equity plan;
(h)(i) The appointment or removal of the auditor of the Company or any Subsidiary of the Company, or (ii) other than as is required to comply with generally accepted accounting principles, any material change to the accounting policies of the Company or any Subsidiary of the Company;
(i)The declaration or payment of dividends or distributions of any kind by the Company or any Subsidiary of the Company, other than a declaration or payment to the Company or a wholly-owned Subsidiary of the Company;
(j)The Company or any Subsidiary of the Company entering into, amending or terminating any Related Party Transactions;
(k)The Company or any of its Subsidiaries entering into or developing any new line of business or the cessation or material change of an existing line of business;
(l)Any transaction (or series of related transactions) or other action with respect to the Company or any Subsidiary of the Company, that would result in a Change of Control;
(m)An IPO or other initial public offering of the equity interests of the Company or any Subsidiary of the Company or the IPO Corporation;
(n)Any acquisition by the Company or any Subsidiary of the Company of any Person, business, line of business or intellectual property rights (other than intellectual property licensing in the ordinary course of business) (whether by merger, amalgamation, stock purchase, asset purchase, reorganization, consolidation, share exchange, business combination or otherwise), or any investments in any securities or debt of any Person (other than the Company or any Subsidiary of the Company and other than cash and cash equivalents and other than liquid investments in connection with ordinary course cash management and pension plan assets investment and similar arrangements), including any joint venture, partnership or investments in a non-wholly-owned Subsidiary, for aggregate consideration payable by any Group Company in any single or series of related transactions in excess of $5,000,000;
(o)Any sales, dispositions, transfers or licenses of any Subsidiary, division, operation, business, line of business, or intellectual property rights (other than intellectual property licensing in the ordinary course of business (whether by merger, amalgamation, stock purchase, asset purchase, reorganization, consolidation, share exchange, business combination or otherwise), in each case, owned by or of the Company or any Subsidiary of the Company to any Person (other than the Manager, Topco, or any Subsidiary of Topco) for aggregate consideration in any single or series of related transactions in excess of $5,000,000;

(p)Any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of Indebtedness in excess of $10,000,000 (“New Material Indebtedness”), or any material amendments or modifications to or repayments of the Existing Debt Instruments or New Material Indebtedness, other than borrowings or repayments in the ordinary course for intercompany Indebtedness or under the revolving credit facility under the Existing Debt Instruments or a new revolving credit facility permitted by or approved in accordance with the applicable Governance Documents of any Group Company or in the Manager Shareholders Agreement or the Topco Shareholders Agreement;
(q)Any settlement or compromise of any actual or threatened litigation, arbitration, audit, mediation or regulatory, administrative or governmental investigation, inquiry or proceeding (x) that would result in a payment by any Group Company in excess of $2,000,000 or (y) that would impose a limitation on the operations of, or other equitable remedy on, any Group Company, in each case that would reasonably be expected to have a material adverse effect on any Group Company, taken as a whole;
(r)Any creation (by merger, reclassification or otherwise) of any new class or series of, or any sale or issuance of, any equity interests of the Company or any Subsidiary of the Company, other than issuances of equity interests of the Company or any of its wholly-owned Subsidiaries to the Manager, Topco or any wholly-owned Subsidiary of Topco;
(s)Any redemptions, repurchases or other acquisitions by the Company or any Subsidiary of the Company of any equity interests of the Company or any Subsidiary of the Company or any reclassification of any equity interests of the Company or any Subsidiary of the Company;
(t)Any liquidation, bankruptcy, dissolution, recapitalization, reorganization, or assignment to its creditors, or any similar transaction, in each case by the Company or any Subsidiary of the Company; or
(u)Any other actions as may be determined by the Operating Committee from time to time.
3.6    Certain Operating Committee Matters. Prior to a Qualified IPO, the Company will not take any of the following actions without approval of a majority of the Operating Committee, which approval must also include (x) the affirmative vote of each Operating Committee member nominated by the SLP Investors for so long as the SLP Investors beneficially own in the aggregate a number of Manager Shares greater than or equal to their applicable Ownership Threshold and (y) the affirmative vote of each Operating Committee member nominated by the GIC Investors for so long as the GIC Investors beneficially own in the aggregate a number of Manager Shares greater than or equal to their applicable Ownership Threshold:
(a)The Company or its Subsidiaries entering into, amending or terminating any Related Party Transactions; provided, that prior to a Qualified IPO, if the Related Party Transaction includes either an SLP Investor Related Party or a GIC Investor Related Party as a party to such transaction, for so long as the Permira Investors beneficially own in the aggregate a number of Manager Shares greater than or equal to their applicable Ownership Threshold and the Spectrum Investors beneficially own in the aggregate a number of Manager Shares greater than or equal to their applicable Ownership Threshold, the approval of either (x) the Permira Investors or (y) the Spectrum Investors shall be required; provided, further, that no approval shall be required under this Section 3.6(a) for any Group Company to retain and pay for the services of any operating partner or value creation team (or any member thereof) of an SLP Investor (or its Affiliates) or a GIC Investor (or its Affiliates) as a consultant or otherwise if the annual payment and/or reimbursement made to the SLP Investors (and their Affiliates) and the GIC Investors (or their Affiliates) for such services (excluding any customary indemnification obligations) does not exceed $400,000 in the aggregate in any calendar year.
(b)Any acquisition by the Company or any of its Subsidiaries of any Person, business, line of business or intellectual property (other than intellectual property licensing in the ordinary course of business) (whether by merger, amalgamation, stock purchase, asset purchase, reorganization, consolidation, share exchange, business combination or otherwise), or any investments by the Company or any of its Subsidiaries in any securities or debt of any Person (other than a Group Company and other than cash and cash equivalents and other than liquid investments in connection with ordinary course cash management and pension plan asset investment and similar arrangements), including any joint venture, partnership or investment in a non-wholly-owned Subsidiary, for aggregate consideration payable by the Company or any of its Subsidiaries in any single or series of related transactions in excess of $100,000,000.
(c)Any sales, dispositions, transfers or licenses of any Subsidiary, division, operation, business, line of business, or intellectual property (other than intellectual property licensing in the ordinary course of business) (whether by merger, amalgamation, stock sale, asset sale, reorganization, consolidation, share exchange, business combination or otherwise), in each case, owned by or of the Company or any of its Subsidiaries to any Person (other than another Group Company) for aggregate consideration in any single or series of related transactions in excess of $100,000,000; provided, that this clause (c) will not apply to any sale, transfer or other disposition of any of the equity securities of any Ancestry Entity.
(d)Any incurrence, assumption or guarantee by the Company or any of its Subsidiaries, which would result in Topco’s consolidated outstanding Indebtedness to exceed the greater of (x) $1,600,000,000 and (y) 6.00 multiplied by the Consolidated EBITDA of Topco for the immediately preceding twelve months.
(e)The appointment or removal of the auditor of the Company or any of its Subsidiaries.
3.7    Officers.
(a)Appointment. In furtherance of the foregoing, the Member hereby revocably delegates its power and authority to the Operating Committee to designate officers of the Company, including a President, a Chief Financial Officer, any number of Vice Presidents, a Treasurer, a Secretary, any number of Assistant Treasurers and Assistant Secretaries, and such other officers as the Operating Committee deems necessary and appropriate, who shall have such authority and perform such duties in the management of the Company as generally pertain to their respective offices, and shall have such other powers as the Operating Committee may determine. Each such officer is hereby deemed to be an authorized person within the meaning of the Delaware Act. Any number of offices may be held by the same person.
(b)Resignation; Removal. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Operating Committee. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective. Any officer of the Company may be removed, with or without cause, at any time by the Operating Committee, acting pursuant to Section 3.4, subject to Section 3.5.
(c)President. The President shall be the chief executive officer of the Company. Subject to the provisions of this Agreement and to the direction of the Operating Committee, he or she shall have the responsibility for the general management and control of the business and affairs of the Company and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Operating Committee. He or she shall have power to sign all certificates, contracts and other instruments of the Company which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Company.
(d)Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as such officer may agree with the President or as the Operating Committee may from time to time determine.
(e)Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Operating Committee. One (1) Vice President shall be designated by the Operating Committee to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.
(f)Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Company. He or she shall make such disbursements of the funds of the Company as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Company. The Treasurer shall also perform such other duties as the Operating Committee may from time to time prescribe.
(g)Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Operating Committee. He or she shall have charge of the corporate books and shall perform such other duties as the Operating Committee may from time to time prescribe.
3.8    Reliance by Third Parties. Any Person dealing with the Company is entitled to rely (without duty of further inquiry) upon a certificate signed by the Member or by the Operating Committee on behalf of the Member as to: (i) the identity of the Member; (ii) the existence or nonexistence of any facts which constitute a condition precedent to acts by the Member and/or the Operating Committee or which are in any other manner germane to the affairs of the Company; (iii) the persons who are authorized to execute and deliver any instrument or document on behalf of the Company; or (iv) any act or failure to act by the Company or any other matter whatsoever involving the Company or the Member.

3.9    Matters Requiring Approval of the GIC Investors. Prior to a Qualified IPO, the Company or the Investors, as the case may be, will not take, and will cause each Ancestry Entity and each of their respective Subsidiaries not to take, any of the following actions without the prior written consent of the GIC Investors (and any such action taken in violation of this Section 3.9 shall be null and void ab initio and the Company shall not recognize or be bound by any attempted Transfer on the books and records of the Company): any transaction (or series of related transactions) during the first five years after the Closing that would result in a Change of Control, other than as a result of Transfers of equity interests in the Manager or Topco by the GIC Investors (either by itself or together with the other Investors); provided that the Other Principal Investors may Transfer Topco Shares pursuant to Section 4.1(b)(iv) of the Topco Shareholders Agreement without the prior written consent of the GIC Investors and so long as no GIC Investor participates in such Transfer (whether as a Tag Offeree (as defined in the Topco Shareholders Agreement) or otherwise), the GIC Investors shall be deemed not to have consented to such transaction or otherwise waived their rights under this Section 3.9.
ARTICLE 4
CAPITAL CONTRIBUTION
4.1    Capital Contribution; Capital Account. Except as required by applicable law, the Member shall not at any time be required to make any additional contribution to the capital of the Company or any loans to the Company. The Member’s capital account shall be adjusted for distributions and allocations made pursuant to Article 5.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.1    Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.
5.2    Allocations. Allocations shall be determined by the Member, and for so long as the Member is the only member of the Company, allocations shall be made 100% to the Member without the formal decision of the Member or approval of the Operating Committee.
ARTICLE 6
DISSOLUTION; ASSIGNMENT; ADDITIONAL MEMBERS
6.1    Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, or (b) the termination of the legal existence of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Delaware Act or (c) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the business of the Company.
6.2    Assignments. The Member may assign in whole or in part its limited liability company interests.
6.3    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the existing Member.
ARTICLE 7
LIMITATION ON LIABILITY
7.1    Liability of Member. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware Act or this Agreement shall not be grounds for imposing personal liability on the Member for liabilities of the Company.
ARTICLE 8
TAX MATTERS
8.1    Status of the Company. It is intended that the Company be disregarded as an entity separate from the Member for federal income tax purposes. No election shall be made pursuant to Treasury Regulation Section 1.7701-3 promulgated under the United States Internal Revenue Code of 1986, as amended from time to time, (the “Code”) to treat the Company as an association taxable as a corporation. To the extent the Company is not disregarded for any state, local or foreign income or franchise tax purpose, or other tax purpose, the Company shall prepare and file tax returns as necessary, and the Operating Committee (as hereby delegated by the Member) shall prepare tax returns consistently with such tax returns.
8.2    Tax Elections. All tax elections required or permitted to be made under the Code and any applicable state, local or foreign tax law shall be made in the discretion of the Operating Committee (as hereby delegated by the Member), and any decision with respect to the treatment of Company transactions on the Company’s state, local or foreign tax returns shall be made in such manner as may be approved by the Operating Committee.
ARTICLE 9
MISCELLANEOUS
9.1    Amendment. Subject to Section 3.5, this Agreement may be amended from time to time with the written consent of the Member.
9.2    Certificates Representing Interests. Each limited liability company interest of the Company shall constitute and remain a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware. The interests of the Company shall be represented by certificates; provided that the Member and/or Operating Committee (under delegation of the Member) may provide by resolution or resolutions that some or all of any class or series shall be uncertificated interests that may be evidenced by a book-entry system maintained by the registrar of such interests. If interests are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Member or Operating Committee (under delegation of the Member). The certificates representing interests of each class shall be signed by, or in the name of, the Company by the president or any vice president and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Company with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
9.3    Pledge of Membership Interest. Notwithstanding any provision of this Agreement to the contrary, the limited liability company interests issued hereunder or covered hereby may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge. The pledge of such limited liability company interests shall not, except as otherwise provided in such collateral documentation, cause the Member to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders shall not have any liability solely as a result of such pledge. Without limiting the foregoing, the right of such lender or lenders to enforce their rights and remedies under such collateral documentation hereby is acknowledged and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement (regardless of any restrictions herein contained) and any assignment, sale or other disposition of the limited liability company interests by such lender or lenders pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ rights and powers shall be valid and effective for all purposes, including, without limitation, under the Delaware Act and this Agreement, to transfer all right, title and interest of the Member hereunder to itself or themselves, any other lender or any other person (each, an “Assignee”) in accordance with such collateral documentation and applicable law (including, without limitation, in accordance with such collateral documentation and applicable law, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such Assignee shall be a Member of the Company with all rights and powers of a Member. Such assignment shall not constitute an event of dissolution under Section 6.1 hereunder. Further, no lender or any such Assignee shall be liable for the obligations of the Member assignor to make contributions. The Member approves all of the foregoing and agrees that no further approval shall be required for the exercise of any rights or remedies under such collateral documentation.
9.4    Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.
9.5    Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
9.6    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the date first above written.

ANCESTRY.COM HOLDINGS LLC

By:	/s/ Howard Hochhauser
Name: Howard Hochhauser
Title: Authorized Signatory